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EXHIBIT 11

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MARK TWAIN BANCSHARES, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
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                                                           For The Nine Months Ended              For The Three Months Ended
                                                                 September 30,                          September 30,
(in thousands of dollars except per share data)              1996              1995                1996                1995
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
PRIMARY
Earnings:
 Net income                                                   $38,970          $35,216              $13,464          $12,223
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Shares:
 Weighted average number of common shares outstanding      16,091,880       16,037,190           16,023,402       16,034,868
 Weighted average number of common share equivalents          276,747          210,972              276,378          252,493
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                                                           16,368,627       16,248,162           16,299,780       16,287,361
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Primary earnings per common share                               $2.38            $2.17                $0.83            $0.75
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ASSUMING FULL DILUTION
Earnings:
 Net income                                                   $38,970          $35,216              $13,464          $12,223
 After tax interest applicable to convertible notes                95              277                   23               88
 After tax amortization of capital note fees                       58               34                   12               13
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  Fully diluted net income                                    $39,123          $35,527              $13,499          $12,324
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Shares:
 Weighted average number of common shares outstanding      16,091,880       16,037,190           16,023,402       16,034,868
 Assuming conversion of Convertible Notes and dilutive
  stock options                                               574,331          791,370              505,473          769,089
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                                                           16,666,211       16,828,560           16,528,875       16,803,957
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Earnings per common share assuming full dilution                $2.35            $2.11                $0.82            $0.73
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